Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Third Avenue Trust of each our reports dated December 23, 2019, relating to the financial statements and financial highlights, which appear in Third Avenue Value Fund, Third Avenue Small-Cap Value Fund, and Third Avenue Real Estate Value Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us under the headings: “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA
February 28, 2020